Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO SECOND QUARTER 2009 DISTRIBUTION

AUSTIN, TEXAS June 26, 2009—TEL OFFSHORE TRUST announced that there will be no trust distribution for the second quarter of 2009 for unitholders of record on June 30, 2009. The financial and operating information included herein for the Trust’s second quarter of 2009 reflects financial and operating information with respect to the royalty properties for the months of February, March and April 2009 and includes prior period adjustments associated therewith.

Gas revenues recorded by the Working Interest Owners on the royalty properties decreased approximately 99% to $8,701 in the second quarter of 2009 from $827,661 in the first quarter of 2009.  Natural gas volumes during the second quarter of 2009 decreased approximately 99% to 1,384 Mcf from 130,986 Mcf during the first quarter of 2009. There was very limited actual gas production during the first or second quarter of 2009 as a result of the damages caused by Hurricane Ike in September 2008. The gas revenues and natural gas volumes reflect credits in the first quarter of 2009 associated with prior period adjustments and a debit in the second quarter of 2009 associated with an adjustment in revenue allocation in a prior period. The average price received for natural gas decreased approximately 29% to $5.08 per Mcf in the second quarter of 2009 as compared to $7.14 per Mcf received in the first quarter of 2009. After taking into account prior period pricing adjustments, the average price received for natural gas for the second quarter of 2009 was effectively $6.29 per Mcf and the average price received for natural gas for the first quarter of 2009 was effectively $6.32 per Mcf.

Crude oil revenues recorded by the Working Interest Owners on the royalty properties increased approximately 61% to $1,626,487 in the second quarter of 2009 from $1,009,282 in the first quarter of 2009.  Oil volumes during the second quarter of 2009 increased approximately 92% to 35,475 barrels, compared to 18,510 barrels of oil produced in the first quarter of 2009.  The increase in revenue was primarily due to the return of a portion of prior production levels at Ship Shoal 182/183 after damages caused by Hurricane Ike.  The average price received for oil decreased to $45.85 per barrel in the second quarter of 2009 from $54.33 per barrel in the first quarter of 2009 (after taking into account minor prior period pricing adjustments in the first quarter).

The Trust’s share of capital expenditures decreased by $265,461 in the second quarter of 2009 to $10,964, as compared to $276,425 in the first quarter of 2009.  The Trust’s share of operating expenses increased by $4,464,749 in the second quarter of 2009 to $10,402,414 as compared to $5,937,665 for the first quarter of 2009. The increase in operating expenses was primarily due to expenditures associated with the ongoing plugging and abandonment of the existing wells at Eugene Island 339 and related matters.

For the second quarter of 2009, under the terms of the conveyance for the royalty properties, production costs for the royalty properties exceeded gross proceeds thereof, with the Trust’s portion of such excess equal to approximately $2.2 million.  For the first two quarters of 2009, the Trust’s portion of the amount by which production costs exceeded gross proceeds is approximately $3.1 million.  No funds were released or escrowed from the Trust’s Special Cost Escrow in the second quarter of 2009.  The Trust’s Special Cost Escrow balance was $4,306,735 as of the end of the Trust’s second quarter.

On October 7, 2008, the Trust announced that production from the two most significant oil and gas properties associated with the Trust had ceased following damage inflicted by Hurricane Ike in September 2008.  The principal asset of the Trust consists of a 99.99% interest in TEL Offshore Trust Partnership.  The Partnership owns an overriding royalty interest, equivalent to a 25% net profits interest, in certain oil and gas properties, including the working interest ownership interest of Chevron U.S.A. Inc. in Eugene Island 339 and Ship Shoal 182 and 183.

The platforms and wells on Eugene Island 339 were completely destroyed by Hurricane Ike in September 2008. Crude oil revenues from Eugene Island 339 represented approximately 48% of the crude oil and condensate revenues for the royalty properties in 2007 and approximately 47% of such revenues for the nine months ended September 30, 2008.  Eugene Island 339 contributed approximately 12% of the revenues from natural gas sales from the royalty properties in 2007 and approximately 41% of such revenues for the nine months ended September 30, 2008.  Based on a prior year reserve study prepared by DeGolyer and MacNaughton, independent petroleum engineering consultants, Eugene Island 339 accounted for approximately 34% of the total future net revenues attributable to the Partnership’s interest in the royalty as of October 31, 2007.  Chevron is working on the plugging and abandonment of the existing wells, clearing debris and otherwise dealing with the remaining infrastructure.  In order to restore production, Chevron expects that it would need to redevelop the facility and drill new wells. Chevron is still assessing its alternatives and the economic feasibility of restoring production at the property. At this point in time, there can be no assurance as to how or when, or if at all, production may be restored at Eugene Island 339. Generally, if production ceases from an outer continental shelf lease, like that for Eugene Island 339, production must be restored or drilling operations must commence within 180 days of the cessation (which was in early March 2009), or the lease will be terminated. A lease operator may seek approval from the regional supervisor of the Mineral Management Service to allow additional time to restore production. Chevron submitted such a request with respect to Eugene Island 339 and, like other lessees dealing with the effects of Hurricane Ike, was granted an extension until September 6, 2009 to submit a commitment to restore production, which would still have to be approved by the Mineral Management Service. As stated above, Chevron is still assessing its alternatives, and Chevron has not made a decision whether to submit any such commitment to restore production. There can be no assurance that production at Eugene Island 339 will be restored.

Production at Ship Shoal 182/183 ceased following damage inflicted by Hurricane Ike in September 2008. While the hurricane caused limited surface damage to the facilities at Ship Shoal 182/183, all of the wells at Ship Shoal 182/183 were shut-in following hurricane-related damage to a third-party transporter’s natural gas pipeline. The more productive wells on the properties produce both oil and gas, and there is no downstream transmission available for any gas produced from the wells.  Crude oil revenues from Ship Shoal 182/183 represented approximately 50% of the crude oil and condensate revenues for the royalty properties in 2007 and approximately 51% of such revenues for the nine months ended September 30, 2008.  Ship Shoal 182/183 contributed approximately 77% of the revenues from natural gas sales from the royalty properties in 2007 and approximately 42% of such revenues for the nine months ended September 30, 2008. A limited volume of oil production was restored in November 2008. During the second quarter of 2009, net crude oil production was 34,065 barrels. The volume of oil production that can be produced is limited by the amount of gas that is also produced by the oil wells. Production is expected to remain limited until the natural gas sales pipeline is fully repaired and tested, which is anticipated to occur in the third quarter of 2009, but which is also in the control of the pipeline owner. There may also be related regulatory approval requirements that must be satisfied before gas transportation may commence. At this point in time, there can be no assurance as to when, or if at all, gas production may be restored at Ship Shoal 182/183.

There are not likely to be sufficient net proceeds from the royalty properties for the Trust to make a regularly scheduled quarterly distribution to unitholders for the foreseeable future.  As a result of the damage inflicted by Hurricane Ike, net proceeds will continue to be severely impacted by both reduced production, from historical levels, and the amount of expenditures incurred that are associated with such damages, including the expenditures required to plug and abandon the wells on Eugene Island 339, and, perhaps, to redevelop the facility at Eugene Island 339.  Future net proceeds from the royalty properties may take into account the Trust’s share of project costs and other related expenditures that are not covered by insurance of the operators of the royalty properties. The Trust’s net portion of the aggregate cost to plug and abandon the wells subject to the royalty on Eugene Island 339 is currently estimated to be approximately $13 million.  If development and production costs of the royalty exceed the proceeds of production from the royalty properties, the Trust will not receive net proceeds until future proceeds from production exceed the total of the excess costs plus accrued interest. Development activities may not generate sufficient additional revenue to repay the costs. Accordingly, there will not be sufficient net proceeds from the royalty properties to make distributions for some period of time in the future.  At this time, the ultimate outcome of these matters cannot be determined with any degree of certainty.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2008 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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